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                           TOMMY HILFIGER CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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CONTACTS:                  FOR TOMMY HILFIGER CORPORATION:

                           INVESTOR RELATIONS:           PUBLIC RELATIONS:
                           Valerie Martinez              Kekst and Company
                           (212) 549-6780                Ruth Pachman/Dawn Dover
                                                         (212) 521-4891/4817

                           FOR APAX PARTNERS:

                           Financial Dynamics
                           Torie Pennington/ Holli Rafkin-Sax
                           (212) 850-5629/5789



                                                           FOR IMMEDIATE RELEASE

 TOMMY HILFIGER CORPORATION ANNOUNCES AGREEMENT TO BE ACQUIRED BY FUNDS ADVISED
      BY APAX PARTNERS FOR $16.80 PER SHARE OR APPROXIMATELY $1.6 BILLION

HONG KONG, LONDON and NEW YORK, December 23, 2005 - Tommy Hilfiger Corporation (NYSE: TOM) and Apax Partners, a leading global private equity firm, announced today a definitive agreement under which Funds advised by Apax Partners will acquire Tommy Hilfiger Corporation in a merger at a price of $16.80 per share in cash, representing a transaction value of approximately $1.6 billion.

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

David F. Dyer, Chief Executive Officer of Tommy Hilfiger Corporation, said, "We believe this transaction is a validation of the brand and the global opportunities that lie ahead. Since late 2003, we have been focused on improving operating performance and executing on long-term plans to regain our position as a high-growth, high-return enterprise. We made considerable strides to this end, while understanding that there was still work ahead of us and that our progress to date put us in a strong position to consider other ways to unlock the value of our brand and franchise. As a result, in August the Board retained J. P. Morgan Securities Inc. to assist the Company in reviewing its strategic alternatives. This review included careful consideration of a variety of options, including recapitalizations, restructurings, share buybacks and other measures to create value, including a possible sale of the Company. As part of this effort, the Board undertook a wide-ranging auction process, ultimately resulting in the unanimous determination by the Company's independent directors that the offer from Apax Partners was in the best interests of the Company and our shareholders." "Bottom line, it was a thorough and fair process," said Mario
L. Baeza, Lead Director of Tommy Hilfiger Corporation.

Michael Phillips, Partner, Apax Partners Worldwide LLP, said, "Apax Partners has a long track record of successful investments in the retail and consumer sector, and we believe the flexibility that will be afforded Tommy Hilfiger Corporation as a private company with a powerful global brand will enable the business to grow on both operational and financial levels."

Tommy Hilfiger, the Company's Founder, Honorary Chairman, and Principal Designer said, "This is an exciting new phase in our evolution as a global lifestyle company. I am also pleased that in addition to ensuring the strength of the Tommy Hilfiger brand at the higher end of the spectrum, we can continue to move ahead with the already successful global expansion. I will continue to be actively involved in the business and believe that Apax Partners is the ideal partner to help us in our next stage of growth."

Mr. Hilfiger has agreed with Apax Partners to enter into a new employment agreement upon consummation of the transaction, pursuant to which he will continue as Principal Designer as well as Chairman of the Strategy and Design Board. Fred Gehring, Chief Executive Officer of Tommy Hilfiger Europe, and Ludo Onnink, Chief Financial Officer of Tommy Hilfiger Europe, have also agreed with Apax Partners to enter into new employment agreements upon closing. At that time, having completed his effort to realize value for Tommy Hilfiger shareholders, Mr. Dyer will leave Tommy Hilfiger Corporation and Mr. Gehring will assume the leadership of the Company.

The transaction is expected to close in Spring 2006 and is subject to shareholder approval, the successful completion by the Company of cash tender offers/consent solicitations for the Company's outstanding 6.85% Notes due 2008 and 9% Senior Bonds due 2031, delivery of committed financing as well as customary regulatory and other closing conditions.

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

J. P. Morgan Securities Inc. acted as exclusive financial advisor to Tommy Hilfiger Corporation and rendered a fairness opinion in connection with the transaction. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Tommy Hilfiger Corporation. Citigroup Corporate and Investment Banking and Credit Suisse First Boston acted as financial advisors to Apax Partners. Skadden, Arps, Slate, Meagher & Flom LLP and Clifford Chance US LLP acted as legal counsel to Apax Partners. In addition, Ernst & Young LLP provided accounting and tax advisory services to Apax Partners. Citigroup Corporate and Investment Banking and Credit Suisse First Boston have provided committed financing to support the acquisition and will be assembling a syndicate which is expected to include Fortis Bank, the Company's existing relationship bank in Europe, at a senior level.



ABOUT TOMMY HILFIGER CORPORATION

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.


ABOUT APAX PARTNERS

Apax Partners is one of the world's leading private equity investment groups, operating across the United States, Europe, Israel and Asia. Apax Partners has raised or advised approximately US $20 billion around the world. With more than 30 years of direct investing experience, Funds advised by Apax Partners provide long-term equity financing to build and strengthen world-class companies. It pursues a multi-stage equity investment strategy, investing in late venture, growth capital and buyouts. Examples of retail and consumer investments include:
Phillips-Van Heusen, Tommy Bahama, Spyder Active Sports, Dollar Tree Stores, The Children's Place, Charlotte Russe and Focus Wickes.

Funds advised by Apax Partners invest in companies across its global sectors of Retail & Consumer, Tech & Telecom, Media, Healthcare and Financial & Business Services.


SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

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

1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, many of which are beyond our control including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, and licensees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the ability to satisfy closing conditions in connection with the Company's merger agreement; the outcome of the class action lawsuits against the Company and the Company's discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Its shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company.

The Company and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

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

TO:   TOMMY HILFIGER EMPLOYEES
FROM: DAVID DYER, CHIEF EXECUTIVE OFFICER
RE: AGREEMENT FOR SALE OF TOMMY HILFIGER CORPORATION TO FUNDS ADVISED BY APAX PARTNERS

I am pleased to be able to communicate with you directly about what's happening with our company after so many months of rumor and speculation.

Today, we are announcing the sale of Tommy Hilfiger Corporation to Funds advised by Apax Partners, a leading global private equity firm headquartered in London and New York that is committed to growing businesses over the long-term. Tommy has agreed to enter into a new employment agreement with Apax when the transaction closes, which means that he will continue as Principal Designer as well as Chairman of the Strategy and Design Board. Fred Gehring, CEO of Tommy Hilfiger Europe, and Ludo Onnink, CFO of Tommy Hilfiger Europe, have also agreed to enter into new employment agreements upon closing.

This transaction is about getting bigger and better. I believe it will move our Company to the next stage of its evolution as a global lifestyle brand. And I am confident that with this new partner, and with the flexibility that comes with being a private company, Tommy Hilfiger Corporation will be well positioned to continue to build its global business and franchise.

We see this transaction as a validation of our brand and the global opportunities that lie ahead. Since late 2003, we have been focused on improving operating performance and executing on long-term plans to regain our position as a high-growth, high-return enterprise. We made considerable strides to this end, including growing our European business, improving results in our U.S. retail business, reinvigorating our product assortment, diversifying through the strategic acquisition of Karl Lagerfeld, and launching our e-commerce business. We have all worked hard

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

and made great progress - but we recognize that there is still a lot of work ahead. While moving us forward strategically, the progress we made also put us in a strong position to consider other ways to unlock the value of our business -- alternatives that included possible recapitalizations, restructurings, acquisitions, and the sale of the Company. And so, as the Board continued to monitor our progress on our strategic plan, it also began to review these strategic alternatives.

I know that this news will cause many of you to wonder what this means for the Company, why we couldn't provide information to you sooner, and what this means for your future.

Because of disclosure rules governing public companies, we were unable to share information about the process or any developments in that process, which was very hard on all of us. What you should know now is that this transaction with Apax is the culmination of a wide-ranging review. Following this review, the independent members of the Board concluded that this transaction was fair and in the best interest of shareholders.

Although we know you will have questions that we may not be able to answer at this point, now that we have announced the transaction, we do hope to communicate openly and quickly on developments as they occur.

That said, from now until closing, which we expect will be in the spring, it will be business as usual at Tommy Hilfiger. You should expect very little change as we continue to pursue our initiatives and build on our recent momentum in key areas. You will see in the press release, which is attached, that Tommy cites as one benefit of the transaction its ability to ensure "the strength of the Tommy Hilfiger brand at the higher end of the value spectrum," so we believe the mass market strategy is not currently on the agenda. It's also helpful to know that over the course of its 30-year history, Apax has made many successful investments in the retail and apparel sector. These

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

include investments in Phillips-Van Heusen, Tommy Bahama, Spyder Active Sports, Dollar Tree, Children's Place, Charlotte Russe and Focus Wicks. We believe they can provide meaningful value-added to Tommy Hilfiger as a business enterprise on both the operational and financial levels.

I encourage you to review the release, which will provide you with additional insight. Also, in the next few days, we will be providing to your managers information they will share with you about benefits you will receive if any changes related to this transaction affect your job status adversely. As always, we are committed to treating employees fairly during times of change.

When I joined the Company, my mission was to deliver shareholder value from the great brand and franchise at Tommy Hilfiger. I will see that job though, remaining with the Company through the closing of the transaction. At that time, Fred Gehring will take over leadership of Tommy Hilfiger Corporation. I look forward to working with you over the next several months to continue to pursue our goals for the Company.

I also want to take this moment to express my personal appreciation and gratitude for everyone's strength and resilience over the past few months, and for your hard work and dedication over the course of my time here. As we celebrate the holidays and enter a new year, I wish you and your family very best wishes, good health, and happiness.

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